Exhibit 10.3

January 27, 2017

To:	Nathan Wasserman
1 Round Hill Road
Chappaqua, New York 10514

Dear Nathan:

The following agreement accurately reflects our contract, which will be updated as soon as possible following execution of this document:

a)	The term of this agreement is for 3 years; however, either party may cancel at any time with 30 days notice.

b)	You are to receive $5,000.00 per month as salary, said amount will increased when the Chairman and/or CEO increase their salary to $10,000.00 per month.

c)	You are to receive 500,000 options in alpha-En Corporation as follows: 150,000 options effective immediately, an additional 150,000 options in year 2, and an additional 200,000 in year 3.

d)	Said options have an exercising price of $1.10 per option share and vesting commencement date January 5, 2017.

e)	Your position will be Chief Financial Officer of alpha-En Corporation.

f)	You will serve at the pleasure of the Board of Directors and its Chairman Jerome I. Feldman.

g)	You are to be an employee of the Company.

h)	You will execute any agreement which will expand the confidentiality of the NDA previously signed by you.

i)	In the event that you are fired without cause the salary will stop immediately but all the options will vest. In the even that Mr. Wasserman leaves, he will receive only those vested options and a percentage of the options would vest in the year of separation in the prorated basis.

j)	You will receive a percentage which will be negotiated of whatever monies you raise for the company.

k)	This agreement must be approved by the Board of Directors which will occur as soon as possible.

/s/ Jerome I. Feldman	/s/ Nathan Wasserman
Jerome I. Feldman	Nathan Wasserman